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                                                                    EXHIBIT 99.3

                                                                  EXECUTION COPY



                              AMENDED AND RESTATED

                                  AGREEMENT FOR

                  THE ALLOCATION OF UNITED STATES INCOME TAXES

         This Amended and Restated Agreement for the Allocation of United States Income Taxes (this "Agreement") is made between General Motors Corporation, a Delaware corporation ("GM"), and Hughes Electronics Corporation, a Delaware corporation ("Hughes"), for the purpose of amending and restating the Agreement for the Allocation of United States Income Taxes that was entered into by and between GM and Hughes on December 17, 1997.

                                    RECITALS

1. GM and Hughes intend that capitalized terms shall have the meaning set forth in Article I of this Agreement.

2.       GM is the common parent corporation of the GM Group, which includes
         Hughes.

3. GM, HEC, Delco Electronics Corporation ("Delco") and HE Holdings, Inc. ("HEH") are parties to that certain Agreement for the Allocation of United States Federal Income Taxes, effective as of December 29, 1985 (the "1985 TAA"), a conformed copy of which is attached hereto as Exhibit A.

4. GM, Hughes and Delco are parties to that certain Agreement for the Allocation of United States Income Taxes, effective as of December 17, 1997 (the "1997 TAA"), a conformed copy of which is attached hereto as Exhibit B.

5. Before the Raytheon Spin-Off, the GM Group included the HEC Group. The HEC Group included (i) Delco and its subsidiaries, (ii) HEH and its subsidiaries and (iii) Hughes and its subsidiaries.

6. As part of the Raytheon Spin-Off, (i) HEC merged with and into GM, (ii) Delco and HEH became direct subsidiaries of GM, (iii) HEH distributed all of the capital stock of Hughes to GM and (iv) GM distributed all of its HEH capital stock to its $1-2/3 common stockholders and to its Class H common stockholders in a tax-free spin-off under Section 355 of the Code.

7. Following the Raytheon Spin-Off, Raytheon Company merged with and into HEH, and HEH changed its name to Raytheon Company ("New Raytheon").

8. As a result of the transactions described in Recitals 6 and 7, the former HEC Group includes only Hughes and its subsidiaries.



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9.       GM, Hughes and New Raytheon are parties to that certain Tax Sharing
         Agreement, dated December 17, 1997 (the "Raytheon Agreement"), a conformed copy of which is attached hereto as Exhibit C.

10. GM and Hughes intend to supersede the 1997 TAA with this Agreement, in order to provide for, among other things, (i) the determination and allocation of federal, state and local income tax liabilities, (ii) the payment of any amounts between GM and Hughes in respect of the determination and allocation of income tax liabilities, (iii) the allocation between GM and Hughes of tax attributes available to be carried forward to Separate Return Tax Periods, (iv) the rights, duties and responsibilities of the parties in connection with audits, protests, appeals, litigation and other proceedings with respect to the Consolidated Tax Periods, (v) the treatment of any carryback item from a Separate Return Tax Period to a Consolidated Tax Period and (vi) the relationship of the parties as it relates to income tax matters from the Effective Date until the date of the Final Determination of the last of the Consolidated Tax Period income tax liabilities to be so finally determined.

         NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties hereto do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

"Actual Separate Hughes Group Taxable Income" means the Hughes Group consolidated federal taxable income, determined as if the Hughes Group were a separate affiliated group of corporations filing a consolidated federal income tax return, taking into account the items of income, gain, deduction, loss and credit of the Hughes Group as reported in the GM Group consolidated income tax returns as actually filed or as adjusted pursuant to a Final Determination; provided, however, that (i) applicable limitations on deductions or credits shall be determined on the basis of the actual items of the Hughes Group without regard to such items of other members of the GM Group and (ii) for Consolidated Tax Periods ending after December 31, 2001, "Actual Separate Hughes Group Taxable Income" shall be determined in the manner prescribed in Section 3.6 hereof.

"Actual Separate Hughes Group Tax Liability" means the Hughes Group consolidated federal income tax liability calculated using the Assumed Rate and the Actual Separate Hughes Group Taxable Income.

"Agreement" means this Amended and Restated Agreement for the Allocation of United States Income Taxes.

"Assumed Rate" means (i) with respect to a cumulative amount of the Actual Separate Hughes Group Taxable Income up to and including three hundred and fourteen million dollars ($314,000,000) for the Consolidated Tax Period(s) ending after December 31, 2001, twenty-four percent (24%) (ii) with respect to the cumulative amount of the Actual Separate Hughes Group Taxable Income in excess of three hundred and fourteen million dollars ($314,000,000) for such Consolidated Tax Period(s), the highest rate of tax specified in subsection (b) of Section 11 of



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the Code, and (iii) with respect to any other Consolidated Tax Period, the highest rate of tax specified in subsection (b) of Section 11 of the Code.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions located in the States of Michigan or California are authorized or obligated by law or executive order to close.

"Carryforward Tax Attribute" means a deductible or creditable consolidated tax attribute, including (i) a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit or a consolidated excess charitable contribution (as such terms are defined in the Regulations), and (ii) the minimum tax credit, or other general business credits, that can be carried forward to a Separate Return Tax Period (or, for purposes of Section 5.4 and Section 8.1(c), that can be carried forward to a tax period beginning after the date of the Raytheon Spin-Off).

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Consolidated Return Item" means an item of income, gain, deduction, loss or credit that is computed or subject to a limitation only on a federal tax consolidated or state or local consolidated or combined basis, including charitable contributions, capital losses, foreign tax credits, research and experimentation credits and Code Section 1231 gains and losses.

"Consolidated State or Local Income Tax Returns" means consolidated, unitary or combined state or local income, franchise, single business, gross receipts or other tax returns or reports, based on or measured in whole or in part by reference to gross receipts, gross income or net income, and includes consolidated, unitary or combined capital or net worth tax returns. Tax returns with respect to telecommunications, gross receipts transactional taxes and sales and use taxes, or other similar types of transactional taxes, shall not be considered "Consolidated State or Local Income Tax Returns" for purposes of this Agreement.

"Consolidated Tax Period" means any tax period of the GM Group during which any member of the HEC Group or the Hughes Group was a member of the GM Group, or, as the context may require, all such periods collectively.

"Delco" means Delco Electronics Corporation, a Delaware corporation.

"Delco Group" means Delco and all corporations that from time to time join with Delco in filing a consolidated federal income tax return with Delco as the common parent corporation of that group.

"Effective Date" shall have the meaning set forth in Section 2.1 of this Agreement.

"Final Determination" means the final resolution of liability for any Income Tax for a taxable period (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final


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Determination; (ii) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Income Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the taxing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

"GM" means General Motors Corporation, a Delaware corporation.

"GM Group" means GM and all corporations that from time to time join with GM in filing a consolidated federal income tax return with GM as the common parent corporation of that group.

"GM Group Tax Liability" means the consolidated federal, state and local income tax liability of the GM Group, determined as of the end of the applicable tax period, determined in accordance with Section 1.1502-1 et seq. of the Regulations.

"GMHE Group" is the term used in the 1985 TAA to refer to the HEC Group.

"HEC" means old Hughes Electronics Corporation, a Delaware corporation (formerly GM Hughes Electronics Corporation) that merged into GM in connection with the Raytheon Spin-Off.

"HEH" means HE Holdings, Inc., a Delaware corporation, formerly known as Hughes Aircraft Company.

"HEH Group" means the HE Holdings Group immediately before the distribution by GM of the HEH Class A common stock to GM's common stockholders in connection with the Raytheon Spin-Off.

"HEC Group" means that group of corporations existing before the Raytheon Spin-Off that consisted of HEC and all corporations which from time to time would join with HEC in filing a consolidated federal income tax return, with HEC as the common parent corporation of that group if HEC were not a member of the GM Group. The HEC Group is referred to as the GMHE Group in the 1985 TAA, and included HEH (New Raytheon), Delco and Hughes.

"Hughes" means Hughes Electronics Corporation, a Delaware corporation, formerly known as Hughes Network Systems, Inc., and referred to as "Telecom" in the 1997 TAA.

"Hughes Group" means Hughes and all corporations that, from time to time, would join with Hughes in filing a consolidated federal income tax return with Hughes as the common parent corporation of that group if Hughes were not a member of the GM Group. The Hughes Group is referred to as the Telecom Group in the 1997 TAA.

"Hughes Group State Tax Liability" shall mean, with respect to any state or local return that any member of the GM Group and any member of the Hughes Group files on a consolidated, combined or unitary basis, the Hughes Group consolidated state or local income tax liability,


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determined as of the end of the applicable tax period as if the Hughes Group were a separate group of corporations filing a consolidated, combined or unitary state or local income tax return, including any elections which have been or could be made by Hughes pursuant to State Law or State Regulations.

"Hughes Separate Company Carryforward Tax Attribute" means the Carryforward Tax Attributes of the Hughes Group that would result if the tax liability and tax items of the Hughes Group for all taxable years after the Raytheon Spinoff were computed on the basis of the Actual Separate Hughes Group Tax Liability.

"Income Tax" means any United States federal, state or local (but not foreign) tax, charge, fee, levy or other assessment which is imposed on or determined with reference to (i) gross or net income or profits (including, but not limited to, the Michigan Single Business Tax and capital gains, gross receipts or minimum tax, but not including sales or use, rental, value added, property (tangible and intangible), excise, stamp or telecommunications taxes) or (ii) multiple bases, including corporate franchise, gross receipts, net worth, privilege, doing business or occupation taxes, if one of the bases is listed in clause (i), together with any interest (including look-back interest reported pursuant to Section 1.460-6(f)(2) of the Regulations) and penalties, fines, additions to tax or additional amounts imposed by any taxing authority.

"New Raytheon" means HEH determined immediately after the merger of Raytheon Company into HEH and the change of HEH's name to Raytheon Company.

"New Raytheon Group" means New Raytheon and all corporations that from time to time join with New Raytheon in filing a consolidated federal income tax return with New Raytheon as the common parent corporation of that group.

"Raytheon Agreement" has the meaning ascribed to it in the recitals.

"Raytheon Spin-Off" means the distribution by GM of the HEH Class A common stock to GM's common stockholders in a tax-free transaction under Section 355 of the Code, and related transactions, including the merger of HEC into GM and the distribution of Hughes capital stock by HEH to GM.

"Regulations" means the final or temporary regulations promulgated under the Code, in effect from time to time.

"Separate Return Tax Period" means (i) any tax period of Hughes or any member of the Hughes Group not included in a Consolidated Tax Period or (ii) any tax period of GM or any member of the GM Group that does not include any member of the Hughes Group.

"Spin-Off" means any distribution by GM of Hughes capital stock to GM's stockholders or any other transaction that would cause Hughes to no longer be a member of the GM Group.

"State Law" means provisions of state or local Income Tax law that are similar to provisions of the Code, determined on a jurisdiction-by-jurisdiction basis, as amended from time to time.


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"State Regulations" means final or temporary Income Tax regulations under State
Law, in effect from time to time.

"State Tax Liability" means the liability in connection with consolidated, unitary or combined state or local Income Tax.

"1985 TAA" has the meaning ascribed to it in the recitals.

"1997 TAA" has the meaning ascribed to it in the recitals.

                                   ARTICLE II
             GENERAL PROVISIONS; EFFECTIVE DATE AND PRIOR AGREEMENTS

         Section 2.1 Effective Date. This Agreement is effective as of March 20, 2003 (such date, the "Effective Date"), shall apply to all Consolidated Tax Periods as specifically set forth herein and shall remain in full force and effect until the Final Determination of the GM Group Tax Liability has been made for each Consolidated Tax Period; provided, however, that if a Spin-Off shall not have occurred prior to December 31, 2004 then this Agreement shall terminate and be of no further force and effect and the 1997 TAA shall resume its application to all Consolidated Tax Periods provided for therein.

         Section 2.2 General Provision. Except as otherwise provided in this Agreement, GM and Hughes agree to handle tax matters with respect to Consolidated Tax Periods, including tax return preparation, audits, appeals and litigation, in a manner that is consistent with the past practice of GM and Hughes before the execution of this Agreement.

         Section 2.3 Prior and Continuing Tax Allocation Agreements.

                  (a) Except as otherwise provided in this Agreement, GM and Hughes agree and acknowledge that a Spin-Off will have no effect on the relationship between them for any of the Consolidated Tax Periods. GM and Hughes intend this Agreement to supersede the 1997 TAA (but not the 1985 TAA or the Raytheon Agreement, which shall remain in full force and effect except as specifically modified by the provisions of this Agreement), and to confirm and clarify their understandings with respect to (i) matters relating to the determination and allocation of any federal, state and local (but not foreign) Income Tax liabilities with respect to all Consolidated Tax Periods and (ii) the payment of any amounts between GM and Hughes with respect to any such determination and allocation. From and after December 17, 1997, the rights and obligations of GM, Hughes and the members of the HEH Group with respect to tax allocation matters among New Raytheon, Hughes and GM will continue to be determined by the Raytheon Agreement. The rights and obligations of GM and Hughes, as between themselves, in respect of the Raytheon Agreement are governed by Section 8.1 of this Agreement.

                  (c) Hughes is the successor to HEC with respect to all tax allocation matters and, with respect to Consolidated Tax Periods, has all of the rights and obligations that HEC would have had under the 1985 TAA and under additional agreements entered into among the parties to the 1985 TAA from time to time, as if HEC had not merged into GM.



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                  (d) Except as provided in this Section 2.3, the 1985 TAA will remain in full force and effect for all Consolidated Tax Periods, until the GM Group Tax Liability for each of those tax periods has been established by a Final Determination. All amounts that would have been payable to or by HEC under the 1985 TAA will be payable to or by Hughes.

         Section 2.4 Application of the Code. Unless otherwise indicated, the words and concepts used in this Agreement shall be given the same definitions and meanings ascribed to them by the Code and the Regulations. Any alteration, modification, addition, deletion or other change in the applicable provisions of the Code or the Regulations automatically will be applicable to this Agreement. Unless otherwise indicated, all references herein to a particular Section of the Code or the Regulations will include any successor provision designated by a different or additional Section reference.

                                   ARTICLE III
                       TAX PAYMENTS; CONSOLIDATED RETURNS

         Section 3.1 Agreement to File. For all Consolidated Tax Periods, GM and Hughes (and all members of the Hughes Group) hereby agree to file consolidated federal income tax returns in the United States, and to execute such documents and take such actions as are necessary or appropriate in connection with filing those returns.

         Section 3.2 Elections. For purposes of the Income Tax returns actually filed by the GM Group, all elections that are available to the GM Group under the Regulations relating to the filing of consolidated federal income tax returns or comparable State Regulations will be made by GM in its sole discretion, and all determinations of Income Tax return filing positions will be made by GM in its sole discretion.

         Section 3.3 Payment of Tax to Internal Revenue Service or State or Local Taxing Authorities. For each tax year covered by this Agreement, GM will pay to the Internal Revenue Service, or to any other payee that may be required by the Code, State Law or State Regulations, the GM Group Tax Liability as shown on the consolidated federal income tax return or Consolidated State or Local Income Tax Return filed with the appropriate taxing authority.

         Section 3.4 Payment of Actual Separate Hughes Group Tax Liability:
Consolidated Returns.

                  (a) Estimated Tax Calculation. Not less than ten (10) Business Days prior to the date on which GM is required to make payments of estimated tax (as defined in Section 6655 of the Code or a similar provision of State Law) on behalf of the GM Group for any quarter that is part of a Consolidated Tax Period, Hughes shall submit to GM a calculation of the separate Hughes Group estimated tax, determined on the basis of the estimated Actual Separate Hughes Group Tax Liability or the estimated Hughes Group State Tax Liability, as the case may be.

                  (b) Estimated Tax Payment. On or before the due date of GM's payment of estimated tax, Hughes will pay to GM the amount, if any, shown in the calculation of Hughes Group estimated tax described in (a) above.



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                  (c) Underpayment Penalty. If an additional tax would have been imposed on the Hughes Group under Section 6655 or a similar provision of State Law because of an underpayment of estimated tax had the Hughes Group paid the calculated separate Hughes Group estimated tax and incurred the Actual Separate Hughes Group Tax Liability or the Hughes Group State Tax Liability, as the case may be, Hughes will pay to GM the amount of the additional tax on the date the additional tax would have been due regardless of whether the GM Group Tax Liability is increased under Section 6655 of the Code or similar provision of State Law.

                  (d) Tax Return Payment. Not later than the due date (including extensions) for filing the GM Group consolidated federal income tax return for any Consolidated Tax Period, Hughes shall pay to GM or GM shall pay to Hughes, as the circumstances warrant, the difference between the Actual Separate Hughes Group Tax Liability and the estimated tax payments previously made by Hughes with respect to the relevant tax liability.

                  (e) State or Local Income Tax Return Payment. On or before January 15 of the second year following each Consolidated Tax Period, Hughes will pay to GM or GM will pay to Hughes, as appropriate, the difference between the aggregate Hughes Group State Tax Liability for such tax year and the estimated tax payments paid by Hughes for that tax year.

         Section 3.5 Final Consolidated Tax Period. Notwithstanding anything in this Agreement to the contrary, the Actual Separate Hughes Group Tax Liability and, to the extent applicable, the Hughes Group State Tax Liability for the Consolidated Tax Period during which Hughes ceases to be a member of the GM Group shall be determined pursuant to Section 1.1502-76 of the Regulations (and similar provisions, if any, of State Law or State Regulations) by including only that portion of the taxable year ending on and including the date on which Hughes ceases to be a member of the GM Group, based on a closing of the books for income tax purposes, and, immediately before the Spin-Off, items of income, gain, loss, deduction and credit will be taken into account by the Hughes Group (to the extent not previously taken into account in the computation of the Actual Separate Hughes Group Tax Liability or the Hughes Group State Tax Liability, as the case may be) as required by the Code and the Regulations or similar State Law or State Regulations, including all items of income (including income recognized as a result of excess loss accounts or deferred intercompany transactions), gain, loss, deduction and credit that must be recognized by any member of the Hughes Group as a result of deconsolidation (e.g., intercompany gains and losses recognized immediately before the Spin-Off).

         Section 3.6 Tax Return Preparation. Hughes shall provide GM with a pro forma federal income tax return and pro forma state and local income tax returns pursuant to Section 7.1(c) of this Agreement on or before a date that permits GM sufficient time to prepare and file the consolidated returns and that is consistent with past practice. For any Consolidated Tax Period ending after December 31, 2001, the Actual Separate Hughes Group Tax Liability shall be calculated based on the pro forma federal income tax returns provided by Hughes to GM; provided that GM and Hughes shall work together to take such actions as shall be reasonable to minimize any GM Excess Tax Attribute or any Hughes Excess Tax Attribute (it being agreed that any such action would not be considered reasonable if such action (i) does not result in the creation of a correlative tax deduction (other than the reduction of gain or the increase of loss on



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a sale or disposition) which, in the case of a one-time deduction is expected to be available to Hughes within 5 years after the Spin-Off and, in the case of a series of deductions (such as by amortization or depreciation) is expected to be available to Hughes over a period of not more than 10 years or (ii) results in aggregate increases in income that exceed the cumulative net loss of the Hughes Group for tax periods ending after December 31, 2001, excluding the portion of such loss that could be carried back to prior Consolidated Tax Periods (determined without regard to adjustments made pursuant to this proviso); it being further agreed that no action that (x) results in the creation of a method of accounting that will be binding on Hughes in any Separate Return Tax Period which is less favorable than the current practice adopted by Hughes, or (y) denies Hughes the ability to claim a deduction (in lieu of a credit) for foreign taxes paid by Hughes, will be reasonable).

         Section 3.7 Separate State or Local Income Tax Returns. With respect to those jurisdictions in which Hughes, or members of the Hughes Group, do not file Consolidated State or Local Income Tax Returns with GM or a member of the GM Group, Hughes shall prepare and file its tax returns, and shall pay the related tax liability directly to the relevant taxing authorities.

         Section 3.8 Method of Payment. Unless otherwise mutually agreed, all payments required by this Agreement will be made by wire transfer to the appropriate bank account as may from time to time be designated for that purpose, and notice of the transfer will be given to the payee of the payment in accordance with Section 10.5 of this Agreement.

         Section 3.9 Interest. If any payment required by this Agreement is not timely paid, interest shall accrue on the unpaid amount at the rate provided by
Section 6621 of the Code with respect to underpayments, where appropriate, or at the rate provided by Section 6621 with respect to overpayments, where appropriate. For this purpose, a payment will be timely paid only if actually received by the payee on or before the due date of the payment.

                                   ARTICLE IV
                         RECOMPUTATIONS AND ADJUSTMENTS

         Section 4.1 Adjustments of GM Group Tax Liability in Consolidated Tax Periods.

                  (a) Adjusting Payments. For any Consolidated Tax Period, if any item of income, gain, loss, deduction or credit of the GM Group is adjusted by the IRS or by a state or locality and such change is part of a Final Determination, then GM will pay Hughes or Hughes will pay GM an amount, including any interest paid or received by the GM Group and any penalties or additions to tax imposed on the GM Group, as may be necessary to adjust the payments between Hughes and GM to reflect payments that would have been made under this Agreement or the 1985 TAA or, with respect to items relating to payments made on Consolidated State or Local Income Tax Returns for tax years 1985 through 1997, in accordance with the past custom and practice of the parties, had the adjustment as finally determined been taken into account in determining the amount of those payments.

                  (b) Time of Payment. A payment required under this Section 4.1 will be due twenty (20) calendar days following the date that one party gives notice to the other party that a payment is due.



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                  (c) Required Notice. In the circumstances described in this
Section 4.1, the notice provided pursuant to Section 7.1(a) shall include a copy of the notice of deficiency or other written communication from an authority describing the Final Determination and, if necessary, detailed calculations supporting the amount due.

         Section 4.2 Refunds Related to Carryback Items from Separate Return Tax Periods.

                  (a) Election to Forego Carryback Period. With respect to carrybacks by Hughes or any member of the Hughes Group of net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes to a Consolidated Tax Period from a Separate Return Tax Period which would be permitted under the Code and the Regulations or State Law and State Regulations based on the Consolidated Tax Period income tax returns actually filed, and taking into consideration the separate return limitation year rules, whenever permitted to do so by the Code, the Regulations, State Law or State Regulations, Hughes and each other member of the Hughes Group shall elect to relinquish any carryback period which would include any Consolidated Tax Period.

                  (b) Carryback to Consolidated Tax Period. In cases where Hughes or a member of the Hughes Group cannot relinquish the carryback period, GM shall cooperate with Hughes in seeking tax refunds from the appropriate taxing authority, at Hughes' expense, and Hughes shall be entitled to such refund, including interest paid by the taxing authority in connection with such refunds, within 15 Business Days after the date of a Final Determination that the refund is allowable.

                  (c) Refund Credited to GM Tax Liability. In the event that:

                           (i) Hughes or a member of the Hughes Group has filed
a refund claim with a taxing authority for a Consolidated Tax Period as contemplated by this Section 4.2;

                           (ii) the refund claim has been allowed; and

                           (iii) the taxing authority has applied the refund to
an amount owed by GM, then GM shall pay Hughes the amount of the refund, including the amount of interest that would otherwise have been paid by the taxing authority to Hughes or such member of the Hughes Group, within 15 Business Days after the date of a Final Determination that the refund is allowable.

         Section 4.3 Other Adjustments. If there is any change of or adjustment to any item relating to the computation of payments under this Agreement that is not otherwise provided for herein (such as a correction of a previous erroneous calculation), then GM shall make such payments to Hughes, or Hughes shall make such payments to GM, in such manner and at such time as may be necessary or appropriate to reflect the intent of this Agreement.



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                                    ARTICLE V
                              TRANSITIONAL MATTERS

         Section 5.1 Allocation of GM Consolidated Tax Attributes.

                  (a) Federal Regulation Section 1.1502-79 Tax Attributes. If the GM Group has a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit or a consolidated excess charitable contribution (as such terms are defined in the Regulations) that can be carried to a Separate Return Tax Period, then the portion, if any, of such Carryforward Tax Attribute that is attributable to Hughes or any member of the Hughes Group shall be determined in accordance with Section 1.1502-79 of the Regulations, based upon the Actual Separate Hughes Group Tax Liability for the applicable Consolidated Tax Periods. The portion, if any, of any GM Group consolidated unused foreign tax credit that is attributable to the Hughes Group shall be determined separately with respect to each of the items of income listed in Section 904(d) of the Code (i.e., determined separately on a basket-by-basket basis).

                  (b) Other Federal Tax Attributes. If the GM Group has federal Carryforward Tax Attributes other than those described in Section 5.1(a), including the minimum tax credit, the research and experimentation credit or other general business credits, then the portion of the Carryforward Tax Attribute, if any, attributable to the Hughes Group shall be the lesser of (i) the amount of the Carryforward Tax Attribute and (ii) the amount, if any, of the corresponding Hughes Separate Company Carryforward Tax Attribute for the applicable Consolidated Tax Periods.

                  (c) State and Local Tax Attributes. No Carryforward Tax Attributes arising from Consolidated State or Local Income Tax Returns shall be attributable to any member of the Hughes Group, unless, under the provisions of applicable State Law or State Regulations, such tax attributes must be attributed to a member of the Hughes Group.

                  (d) Calculations. Calculation of the portion of any Carryforward Tax Attribute that is attributable to Hughes or to any member of the Hughes Group shall be made by GM in accordance with Sections 5.1(a)-(c) above and provided to Hughes as soon as practicable, but in any case estimates shall be provided to Hughes not later than the date that permits Hughes sufficient time to prepare and to timely file its Income Tax Returns for Hughes' first Separate Return Tax Period, taking all extensions of time to file Income Tax Returns into consideration.

                  (e) Tax Attributes to be Claimed for Separate Return Tax Periods. Hughes shall prepare and file all of its Income Tax returns for all Separate Return Tax Periods taking into account the amount of the Carryforward Tax Attributes carried forward from the final Consolidated Tax Period provided to Hughes by GM pursuant to Section 5.1(d), or such Carryforward Tax Attributes as finally determined.

                  (f) Earnings and Profits. As provided by Section 312(h) of the Code, earnings and profits shall be allocated between GM and Hughes under Regulation Section 1.312-10(b). The allocation of earnings and profits shall be determined by GM and shall be provided to Hughes as soon as practicable, but in any case estimates shall be provided to Hughes not later than a date that permits Hughes sufficient time to prepare and to timely file its Income Tax Returns for Hughes' first Separate Return Tax Period, taking all extensions of time to file Income Tax Returns into consideration.

         Section 5.2 Payments Related to Allocation of Consolidated Tax.

                  (a) General Provisions. Payments required by this Section 5.2 are intended to compensate for the difference, if any, for federal Income Tax purposes, between the allocation of tax attributes for federal income tax return filing purposes pursuant to Section 5.1, and the Hughes Separate Company Carryforward Tax Attributes. If, for federal Income Tax purposes, the portion of any GM consolidated tax attribute attributable to the Hughes Group under Section 5.1(a) or (b) as calculated under Section 5.1(d) is greater than the amount of the associated Hughes Separate Company Carryforward Tax Attribute (a "Hughes Excess Tax Attribute"), then Hughes shall pay GM as provided in this Section
5.2. If, for federal Income Tax purposes, the portion of any GM consolidated tax attribute attributable to the Hughes Group under Section 5.1(a) or (b) as calculated under Section 5.1(d) is less than the amount of the associated Hughes Separate Company Carryforward Tax Attribute (a "GM Excess Tax Attribute"), then GM shall pay Hughes as provided in this Section 5.2. Notwithstanding any other provision of this Agreement, neither GM nor Hughes makes any representation to the other or to any other Person as to the existence or amount of any actual tax attribute, any Hughes Excess Tax Attribute or any GM Excess Tax Attribute, whether prior to, at or after the Effective Time.

                  (b) Amount and Time of Payments.

                           (i) Time for Payment. In the case of a Hughes Excess
Tax Attribute or a GM Excess Tax Attribute (other than a foreign tax credit), Hughes shall pay GM or GM shall pay Hughes, as the case may be, within 20 Business Days after the filing of the GM consolidated federal income tax return for the taxable year during which a Spin-Off occurred.

                           (ii) Amount. The amount of the payment referred to in
Section 5.2(b)(i) above shall be equal to (A) in the case of an item of loss or deduction, the amount of such loss or deduction multiplied by twenty-four percent (24%) and (B) in the case of a credit, the amount of such credit; provided that GM shall not be required to pay Hughes for all GM Excess Tax Attributes an amount (in total) in excess of seventy-five million three hundred and sixty thousand dollars ($75,360,000). In the case of a Hughes Excess Tax Attribute, the amount payable by Hughes to GM with respect thereto shall be reduced by the amount, if any, that would have been payable by GM to Hughes but for the operation of the proviso in the immediately preceding sentence.

                  (c) Special Considerations for Foreign Tax Credits.

                           (i) Use of Foreign Tax Credits. In the case of a GM
Excess Tax Attribute consisting of foreign tax credits, GM shall pay Hughes the amount of such foreign tax credit as such foreign tax credits would have been utilized by the Hughes Group in a Separate Return Tax Period. The determination of the amount of foreign tax credit that would have been utilized by the Hughes Group in any Separate Return Tax Period shall take into consideration the overall foreign losses (as defined in Section 904(f) of the Code) ("OFL") of the Hughes Group that would have been taken into consideration in determining the Hughes Group's foreign tax credit utilization if the tax liability determined for the Separate Return Tax Period were the Actual Separate Hughes Group Tax Liability for the relevant tax period.

                           (ii) Notice and Time for Making Payment. Payments
pursuant to this Section 5.2(c) shall be made within twenty (20) Business Days after notice is given by the party seeking payment to the other party that the foreign tax credit could have been utilized had the foreign tax credit not been allocated to, or utilized by, the other party. Such notice shall include a copy of the relevant filed tax return, together with the calculation of the amount of the payment due as described in Section 5.2(b). The notice described in this
Section 5.2(c) must include workpapers showing the calculation of the amount of the Hughes Group's OFL carryforward offset by foreign source income for the Hughes Group, including only those corporations that were members of the Hughes Group immediately before the Spin-Off (or any corporation that succeeds to the items of any such member listed in Section 381(c) of the Code), for tax periods between the last Consolidated Tax Period and the tax period for which payment is claimed under this Section 5.2, together with copies of pro-forma tax returns for the relevant tax periods. These workpapers and tax returns will be subject to the verification procedures set forth in Section 5.2(d) below.

                  (d) Verification. The party obligated to make a payment under this Section 5.2 shall have the right to engage a law firm or an accounting firm to review the tax returns and calculations included with the notice. Any disclosure of a party's information by the other party for this purpose shall not constitute a breach of confidentiality under this Agreement.

         Section 5.3 Redetermination of Amount or Allocation of Carryforward Tax Attributes. If there is a Final Determination for any Consolidated Tax Period that results in any change to or adjustment of (i) the amount of any Carryforward Tax Attribute or any Hughes Separate Company Carryforward Tax Attribute or (ii) the portion of any Carryforward Tax Attribute that is attributable to Hughes or to any member of the Hughes Group pursuant to Section 5.1, then Hughes shall file amended returns for Separate Return Tax Periods, as may be necessary to reflect the adjusted amount or adjusted allocation of the Carryforward Tax Attribute.

         Section 5.4 Hughes Separate Company Carryforward Tax Attributes From 1997. For purposes of this Agreement, the amount of the Hughes Separate Company Carryforward Tax Attributes available to carry forward from tax year 1997 to subsequent tax years of the Hughes Group will be determined by apportioning the Carryforward Tax Attributes of the former HEC Group, determined on a Separate HEC Group Tax Liability basis under the 1985 TAA, among the New Raytheon Group (i.e., the former HEH Group), the Delco Group and the Hughes Group (i.e., the Telecom Group under the 1997 TAA) as described below:

                  (a) Federal Reg. Section 1.1502-79. If the former HEC Group would have, on a Separate HEC Group Tax Liability basis under the 1985 TAA, a net operating loss, net capital loss, unused investment credit, unused foreign tax credit or excess charitable contribution (as such terms are defined in the Regulations) that could be carried forward to tax periods after the Raytheon Spin-Off, then the portion thereof that is attributable to (i) the New Raytheon Group, (ii) Hughes or any member of the Hughes Group or (iii) the Delco Group, will be determined in accordance with the principles of Section 1.1502-79 of the Regulations, based upon the computation of the respective separate group's notional tax liability for the applicable tax periods. The determination of the amount of unused foreign tax credit attributable to each respective group will be made on a basket-by-basket basis.

                  (b) Other Federal Tax Attributes. If the former HEC Group would have, on a Separate HEC Group Tax Liability basis under the 1985 TAA, deductible or creditable federal tax attributes other than those described in
Section 5.4(a), including minimum tax credits or general business credits, that could be carried forward to tax periods after the Raytheon Spin-Off, then the portion thereof that is attributable to (i) New Raytheon, (ii) Hughes or any member of the Hughes Group or (iii) the Delco Group will be based upon the relevant tax attribute carryover of each respective group determined consistently with the computation of the Separate HEC Group Tax Liability under the 1985 TAA.

                  (c) Telecom Group Carryforward Tax Attributes. The Carryforward Tax Attributes available to the Hughes Group for the determination of the Actual Separate Hughes Group Tax Liability for Consolidated Tax Periods beginning after the Raytheon Spin-Off are those tax attributes attributable to Hughes or any member of the Hughes Group, determined in accordance with Section 5.4(a) or 5.4(b).

                                   ARTICLE VI
                  AUDITS, PROTESTS, APPEALS AND TAX LITIGATION

         Section 6.1 General Contest Rights - Notice. GM shall promptly notify Hughes in writing upon receipt by GM or any member of the GM Group of each written communication with respect to any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding in connection with any Consolidated Tax Period concerning a liability of Hughes under this Agreement or an issue for which Hughes may be liable under this Agreement. GM shall include with the notice to Hughes a true, correct and complete copy of the written communication received.

         Section 6.2 Audits. Control of Audits for which Hughes is Solely Liable. In connection with examinations by federal, state or local taxing authorities, Hughes shall separately control examination issues for which it is solely liable under this Agreement or under the 1985 TAA. Such control shall be limited to (i) the responsibility for communicating with agents of the taxing authorities and (ii) the authority to enter into settlements of Income Tax liabilities, provided that such settlement does not directly result in an adjustment to any item for which GM (or any member of the GM Group that is not a member of the Hughes Group) is liable and not indemnified hereunder or to the calculation of any state or local apportionment factors for GM or any member of the GM Group that is not a member of the Hughes Group. In the event that a proposed settlement does directly result in an adjustment to any item for which GM (or any member of the GM Group that is not a member of the Hughes Group) is liable and not indemnified hereunder or to the calculation of any state or local apportionment factors for GM or any member of the GM Group that is not a member of the Hughes Group, Hughes may nevertheless settle the issue provided that such settlement does not materially (A) increase the difference between the consolidated GM Group Tax Liability and the Actual Separate Hughes Group Tax Liability for any Consolidated Tax Period, (B) increase the GM Group Tax Liability for any Separate Return Tax Period or (C) otherwise increase the amount of any tax for which

Hughes is not liable under this Agreement or under the 1985 TAA. Hughes may determine whether it has the authority described in this Section 6.2 by giving notice to GM, including the details of any proposed settlement (whether written, proposed by a taxing authority, proposed by Hughes or otherwise) and requesting GM's confirmation (which confirmation shall not be unreasonably withheld) that Hughes has the authority to enter into the settlement described in the notice. If GM fails to respond within ninety (90) calendar days of its receipt of the notice, GM shall be deemed to have confirmed that Hughes has the authority under this Section 6.2(a) to enter into a settlement as described in such notice and that such settlement does not have one of the effects described in clauses
(A)-(C) of this Section 6.2.

                  Notwithstanding anything to the contrary in this Section 6.2(a), if a taxing authority makes a written settlement offer with respect to any issue for which Hughes may be liable under this Agreement or the 1985 TAA and Hughes notifies GM in writing that it desires to accept the settlement offer, then GM may (at its sole cost and expense) continue to contest, defend or compromise such issue and, in such event, the amount of the payment due to GM pursuant to Article IV of this Agreement shall not exceed the amount that would be due under Article IV hereof were the adjustment to be made as proposed in the settlement offer, including interest and penalties.

                  If Hughes is precluded from settling an issue pursuant to the provisions of this Section 6.2(a), then GM and Hughes agree that the fair allocation of the tax liability, including for purposes of Article IV of this Agreement, with respect to such issue as finally determined shall be the subject of good faith negotiations between the parties. In the event that the parties are not able to agree upon an allocation of the tax liability, the fair allocation of the tax liability shall be subject to the dispute resolution procedure in Section 9.2, and the arbitrator shall consider, among other factors, the amount for which the issue could have been settled by Hughes with the taxing authority had Hughes not been precluded from settling the issue pursuant to this Section 6.2. GM shall reasonably cooperate with Hughes and its counsel in the defense against or compromise of any claim in any examination. GM shall give Hughes notice and an opportunity to participate in any meeting with taxing authorities that is scheduled to address Hughes issues.

                  (b) Control of State or Local Audits.

                           (i) Consolidated State or Local Income Tax Returns.
Except as provided in section 6.2(a) above, in connection with examinations or audits of any Consolidated State or Local Income Tax Return which includes Hughes or a member of the Hughes Group, GM shall have exclusive control of the examination issues, including the responsibility for communicating with agents of the state or local taxing authority, and shall have exclusive authority to enter into settlements, and shall bear all fees, costs and expenses associated with such examinations or audits; provided, however, that GM shall provide Hughes an opportunity to review and comment upon GM's communications with state or local taxing authorities to the extent such communications relate to Hughes or the Hughes Group. Hughes or a member of the Hughes Group shall promptly execute and deliver to GM any power of attorney or other document reasonably requested in writing by GM in connection with the examination of any state or local tax return contemplated by this Section 6.2(b).

                  If GM proposes to accept or compromise a proposed adjustment that would result in an additional liability (or reduction of refund) of Hughes or a member of the Hughes Group under this Agreement or the 1985 TAA, then GM shall notify Hughes in a reasonable period of time. If Hughes does not consent to such acceptance or compromise, and provided that there is reasonable basis to contest the issue involved, then Hughes may (at its sole cost and expense) continue to contest, defend or compromise such issue. In such event, the amount of the payment due to GM pursuant to Article IV of this Agreement in respect of a Consolidated State or Local Income Tax Return shall be the excess of (i) the tax liability reflected in the Final Determination, including penalties and interest, over (ii) the tax liability of the GM Group, excluding members of the Hughes Group, that would have been reflected in the Final Determination if GM had compromised or settled the issue, plus interest and penalties that would have been imposed pursuant to the settlement or compromise, less any payments previously made by Hughes to GM with respect to such Consolidated State or Local Income Tax Return.

                           (ii) Separate State or Local Income Tax Returns. In
connection with examinations or audits of any state or local Income Tax Returns for Consolidated Tax Periods that are not Consolidated State or Local Income Tax Returns with a member of the GM Group other than members of the Hughes Group, Hughes shall have exclusive control of the examination, appeals and litigation.

         Section 6.3 Protests and Appeals.

                  (a) Federal Protests and Appeals. GM and Hughes shall cooperate in the preparation and filing of any protest for any Consolidated Tax Period in which Hughes received audit adjustments which it seeks to contest in the Appeals Division of the IRS. Hughes shall be responsible for the preparation of its portion of the GM Group protest in the form prescribed by GM, and shall be responsible for presenting its issues in conference and negotiating settlement alternatives with the Appeals Division of the IRS.

                  (b) State and Local Protests and Appeals. GM shall have the exclusive control of the preparation or filing of any protest or appeal involving a Consolidated State or Local Income Tax Return which includes Hughes or any member of the Hughes Group, and shall bear all fees, costs and expenses associated with such protest or appeal; provided, however, that GM shall provide Hughes an opportunity to review and comment upon GM's communications with state or local taxing authorities. If GM proposes to accept or compromise a proposed adjustment that would result in an additional liability (or reduction of refund) of Hughes or a member of the Hughes Group under this Agreement or the 1985 TAA, then GM shall notify Hughes in a reasonable period of time. If Hughes does not consent to such acceptance or compromise, and provided that there is reasonable basis to contest the issue involved, consistent with past practice, Hughes may (at its sole cost and expense) continue to contest, defend or compromise such issue. In such event, the amount of the payment due to GM pursuant to Article IV of this Agreement shall be the excess of (i) the tax liability reflected in the Final Determination, including penalties and interest, over (ii) the tax liability of the GM Group, excluding members of the Hughes Group, that would have been reflected in the Final Determination if GM had compromised or settled the issue, plus interest and penalties that would have been imposed pursuant to the settlement or compromise. Hughes or a member of the Hughes Group shall promptly execute and deliver to GM any power of attorney or other document reasonably requested in writing by GM in connection with the examination of any state or local tax return contemplated by this Section 6.3(b). Notwithstanding any other provision of this section 6.3(b), if the protest or appeal relates to issues for which Hughes is solely liable under this Agreement or under the 1985 TAA, Hughes shall have the exclusive control of the preparation or filing of any protest or appeal; provided that Hughes shall not take any position during any such protest or appeal that could have any of the results described in (A), (B) or (C) of section 6.2(a).

         Section 6.4 Litigation.

                  (a) General. If GM and Hughes are not able to reach a satisfactory settlement of all issues through administrative procedures for any Consolidated Tax Period in any jurisdiction in which Hughes or any member of the Hughes Group joined in the filing of a tax return with GM, then GM shall control, including as to choice of forum, the litigation of the issues affecting the liability of Hughes hereunder or under the 1985 TAA, subject to consultation with Hughes; provided, however, that both parties must consent to appeal an adverse judgment affecting the liability of Hughes hereunder or under the 1985 TAA (provided that one party may prosecute the appeal of an adverse judgment without the other's consent if the appealing party indemnifies the nonconsenting party against any increase in such nonconsenting party's liability for taxes, interest and penalties over and above such nonconsenting party's liability for taxes, interest and penalties under the judgment being appealed); provided, further, that Hughes shall prepare its portion of any filings and pleadings in a form prescribed by GM and shall be responsible for presenting its issues and negotiating settlement alternatives. If GM elects to proceed in a refund action, then GM and Hughes shall each pay any deficiency relating to the issues for which it is liable under this Agreement or under the 1985 TAA.

                  (b) Settlement. In the event that a taxing authority has made a written settlement offer with respect to any issue for which Hughes may be liable under this Agreement and Hughes notifies GM in writing that it desires to accept the settlement offer, then GM may (at its sole cost and expense) continue to contest, defend or compromise such issue and, in such event, the amount of the payment due to GM pursuant to Article IV of this Agreement shall not exceed the amount that would be due under Article IV hereof were the adjustment to be made as proposed in the settlement offer, including interest and penalties.

                  (c) Litigation Expense. Except as otherwise provided in this Agreement, each party shall bear its own litigation expenses (including attorney's fees, court costs, expenses of consultants and expert witnesses) unless Hughes is forced to litigate issues that it otherwise would settle, in which event all costs and expenses of such litigation shall be borne by GM.

                                   ARTICLE VII
                         COOPERATION AND CONFIDENTIALITY

         Section 7.1 Cooperation.

                  (a) General. Hughes and GM shall each cooperate (and shall cause each member of the GM Group and each member of the Hughes Group, respectively, to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with the preparation and filing of any tax return or claim for refund or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or other matters addressed in this Agreement. Such cooperation shall include, to the extent relevant to the other party's liability under this Agreement, the following: (i) forwarding promptly to the other party copies of all notices and forms or other communications (including, but not limited to, any IRS information document request, IRS revenue agents report or similar report, notice of proposed adjustment or notice of deficiency) received from or sent to any taxing authority or any other administrative, judicial or other governmental authority that concerns a tax liability under this Agreement or an issue that may affect the other party's liability for tax or for payments under this Agreement; (ii) upon the other party's request, providing the other party the opportunity to review and comment upon communications to any taxing authority;
(iii) retaining and providing to the other party on demand copies of tax returns, books, records (including those concerning ownership and tax basis of property which either party may possess), documentation or other information relating to the tax returns, including accompanying schedules, related workpapers and documents relating to rulings or other determinations by taxing authorities, until the termination of this Agreement; (iv) the provision of additional information and explanations of documents and information provided under this Agreement; (v) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a tax return by GM or Hughes or any member of their respective Groups, or in connection with any audit, dispute, proceeding, suit or action, including such waivers, consents or powers of attorney as may be necessary for a party to exercise its rights under this Agreement; and (vi) the use of the parties' reasonable efforts to obtain any documentation from a government authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. GM and Hughes each shall indemnify and hold the other harmless from and against all penalties and interest that may be asserted against one party by any taxing authority as a result of the other party's failure to retain records as required by federal, state or local law.

                  (b) Tax Controversies. Each party and the members of its respective Group shall use reasonable efforts (including the duties and responsibilities described in Article VI of this Agreement) to keep the other party advised as to the status of tax audits, controversies or litigation concerning any Consolidated Tax Period liability or an issue for which such other party may be liable under this Agreement and shall cooperate in a defense with respect to such liability or an issue in any tax controversy.

                  (c) Tax Returns. This Section 7.1(c), this Section 7.1(c) shall apply solely for the purpose of preparing and filing the GM Group's consolidated federal income tax returns and the Consolidated State or Local Income Tax Returns for the Consolidated Tax Period that includes the date of a Spin-Off. For the Consolidated Tax Period that includes the date of a Spin-Off, Hughes shall provide GM with a pro forma federal income tax return and pro forma state and local income tax returns for each jurisdiction in which Hughes or any member of the Hughes Group is included in the Consolidated State or Local Income Tax Return of GM as soon as practicable, but in no event later than a date that permits GM sufficient time to prepare and file the consolidated returns and that is consistent with past practice. Each pro forma income tax return provided to GM shall be signed by an officer of Hughes in the space provided for the taxpayer's signature on the appropriate income tax return form. All such pro forma income tax returns shall be prepared on a basis consistent with the preparation of income tax returns for prior tax years, and shall reflect all steps taken to minimize any GM Excess Tax Attribute or any

Hughes Excess Tax Attribute. Notwithstanding any provision of Section 7.2 of this Agreement to the contrary, GM shall have the right to engage a law firm or accounting firm to review the pro forma income tax returns described in this
Section 7.1(c), and any disclosure of Hughes information by GM to a law firm or accounting firm for this purpose shall not constitute a breach of confidentiality under this Agreement.

                  (d) Employees and Facilities. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with any of the foregoing matters.

                  (e) Interim Tax Information. Hughes shall continue to provide GM with interim financial and tax information for all Consolidated Tax Periods on a basis that is consistent with past practice, and shall provide GM with any additional information or explanations reasonably requested by GM in connection with such interim information.

         Section 7.2 Confidentiality. Any information obtained by either party under this Agreement shall be kept confidential, except as may be necessary in connection with the filing of tax returns or claims for refund or in connection with an audit, dispute, proceeding, suit or action concerning any issues or matters addressed in this Agreement, or unless a party is compelled to disclose information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law. Except as otherwise provided herein with respect to Consolidated Tax Periods, Hughes shall not be required to make available to GM or its representatives any books, records, documents or other information that Hughes reasonably determines to be subject to attorney-client privilege; provided, however, that Hughes shall be required to make available to GM any information reasonably requested by GM in connection with the preparation of the GM Group's consolidated federal income tax return, or Consolidated State or Local Income Tax Returns, or any audit, protest, appeal, litigation or other proceeding in connection such income tax returns. Except as otherwise provided herein, GM shall not be required to make available to Hughes or its representatives any books, records, documents or other information that GM reasonably determines to be subject to attorney-client privilege; provided, however, that GM shall be required to make available to Hughes any information reasonably requested by Hughes in connection with the preparation of the Hughes Group tax returns for any Consolidated Tax Period or any Separate Return Tax Period, or any audit, protest, appeal, litigation or other proceeding with respect to any Consolidated Tax Period.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         Section 8.1       Raytheon Agreement.

                  (a) Hughes Rights and Obligations. GM and Hughes acknowledge that the Raytheon Agreement was generally intended to be an agreement between New Raytheon and Hughes. Pursuant to Section 12 of the Raytheon Agreement, GM has assigned to Hughes, and Hughes has accepted, all of GM's obligations under the Raytheon Agreement, except that:

                           (i)      GM will determine the portion of its
consolidated tax attributes that must be apportioned to New Raytheon pursuant to
Section 6 d. of the Raytheon Agreement;

                           (ii)     GM will retain records and will have the
right to take possession of New Raytheon records as provided in Section 7c. of the Raytheon Agreement;

                           (iii)    GM will retain the right to assert the
remedies provided in Section 7d. (i) of the Raytheon Agreement;

                           (iv)     consistent with past practice, GM will
prepare and file tax returns, and pay the tax liability associated with those returns; and

                           (v)      GM will handle audits, appeals and
litigation in a manner consistent with past practice.

                  (b) Costs. Hughes shall bear all of the costs associated with the obligations of GM or of Hughes described in the Raytheon Agreement, including the costs of tax return preparation, audits, appeals and litigation, except those costs incurred by GM that are described in (a)(iv) and (v) above.

                  (c) Apportionment of Tax Attributes. If the apportionment of tax attributes to New Raytheon pursuant to Section 6 d. of the Raytheon Agreement results in a reduction of the GM Group's Carryforward Tax Attributes, then Hughes will pay GM an amount calculated pursuant to the following sentence to compensate GM for the excess, if any, of (i) the decrease in the amount of the GM Group's Carryforward Tax Attributes directly resulting from such apportionment over (ii) the decrease in the amount of the Hughes Group's Carryforward Tax Attributes directly resulting from such apportionment. The amount of the payment referred to in the preceding sentence shall be equal to
(A) in the case of an item of loss or deduction, the amount of such loss or deduction multiplied by the Assumed Rate and (B) in the case of a credit, the amount of such credit. A payment under this Section 8.1(c) will be due at the same time as the final payment for the tax return for the tax period in which GM would have used the Carryforward Tax Attribute had it not been apportioned to New Raytheon.

                  (d) Adjustments. Payments between Hughes and New Raytheon in connection with adjustments to income tax liabilities (including state and local income tax liabilities) provided for by Section 6 of the Raytheon Agreement will not affect payments to be made between Hughes and GM.

                  (e) Indemnification. Except as otherwise provided in this
Section 8.1, Hughes will indemnify and hold harmless GM and all members of the GM Group (other than members of the Hughes Group) from and against all income tax liabilities and all costs, expenses and damages incurred in connection with the Raytheon Agreement.

         Section 8.2       General Indemnification.

                  (a) GM Group Taxes. Subject to Section 8.2(c), GM will indemnify Hughes for all Income Taxes that GM is required to pay (including Income Taxes imposed on GM or any member of the GM Group (including the Hughes Group) as a result of the failure of any Spin-Off to qualify as a transaction described in Section 355(a) of the Code or any analogous provision of state, local or foreign law and any Income Tax that a taxing authority may attempt to collect from Hughes pursuant to Section 1.1502-6 of the Regulations or similar provisions of

State Law or State Regulations), except those Hughes is required to pay to GM pursuant to this Agreement, the 1985 TAA or the Raytheon Agreement.

                  (b) Hughes Separate Taxes. Hughes will indemnify GM for all Income Taxes that Hughes or a member of the Hughes Group is required to pay to any taxing authority, including those related to state or local Income Tax Returns for Consolidated Tax Periods that are not Consolidated State or Local Income Tax Returns with a member of the GM Group other than members of the Hughes Group.

                  (c) Coordination With Other Agreements. Nothing in this Agreement will limit the covenants, representations or warranties, or the indemnification obligations of the parties with respect to Income Tax related matters, in any agreement entered into by the parties as part of a Spin-Off.

                                   ARTICLE IX
                               DISPUTE RESOLUTION

         Section 9.1 Intent of the Parties. It is the intent of the parties that, with the exception of the items described in Section 3.6 hereof, for all Consolidated Tax Periods, the Hughes Group federal income tax liability will be determined as if the Hughes Group were a separate affiliated group of corporations filing a consolidated federal income tax return.

         Section 9.2 Dispute Resolution. If there is any dispute between GM and Hughes with respect to:

                  (a) the application or interpretation of this Agreement;

                  (b) the computation of any tax liability under this Agreement;
                  (c) the allocation between the GM Group and the Hughes Group of any consolidated tax attribute available to carry forward from the last Consolidated Tax Period to the first Separate Return Tax Period; or

                  (d) any other matter contemplated by this Agreement;

that dispute will be resolved as provided below:

                  (e) Negotiation. GM and Hughes shall attempt in good faith to resolve any dispute promptly through negotiations of the parties. Either party may deliver to the other a written notice of a dispute, which shall set forth, in reasonable detail, the nature of the dispute (a "Dispute Notice"). Within twenty (20) Business Days after the receipt of such Dispute Notice, the appropriate representatives of the parties shall meet to attempt to resolve such dispute. If such dispute has not been resolved within the period of twenty (20) Business Days following the initial meeting of the representatives following the receipt of a Dispute Notice (the "Negotiation Period"), or if one of the parties fails or refuses to negotiate such dispute, then the issue shall be settled by arbitration pursuant to Section 9.2(b). The results of such arbitration shall be final and binding on the parties.

                  (f) Arbitration Procedure. Either party to a dispute may initiate arbitration with regard to such dispute by giving the other party written notice either (i) at any time following the end of the Negotiation Period or (ii) if the parties do not meet within twenty (20) Business Days of the receipt of the Dispute Notice, at any time thereafter. The arbitration shall be conducted by three arbitrators in accordance with the Rules for Non-Administered Arbitration of Business Disputes promulgated by the Center for Public Resources, as in effect on the date hereof, except as otherwise provided in this Section 9.2. Within twenty (20) days following receipt of the written notice of arbitration, the each party shall appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator. If either of the disputing parties shall fail to appoint an arbitrator within such twenty (20) day period, the arbitration shall be by the sole arbitrator appointed by the other party. Regardless of who selects the arbitrator, each arbitrator selected to resolve such dispute shall be a tax attorney or tax accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved. Each of the disputing parties shall bear fifty percent (50%) of the aggregate expenses of the arbitrators. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-14. The place of arbitration shall be New York, New York. The final decision of the arbitrators shall be rendered no later than one (1) year from the date of the written notice of arbitration.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS.

         Section 10.1 Additional Members. The parties recognize that from time to time other corporations may become members of the GM Group or the Hughes Group during the term of this Agreement, and GM and Hughes agree to use their best efforts to cause such corporations to be bound by all of the terms and conditions of this Agreement.

         Section 10.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon the parties and their respective successors, predecessors and assigns, but no assignment of this Agreement shall relieve any party of its obligations without the written consent of the other party.

         Section 10.3 Entire Understanding. This Agreement, the 1985 TAA and the Raytheon Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

         Section 10.4 Amendment. This Agreement may not be amended except by a written agreement executed by the parties. The parties recognize and acknowledge their intention to enter into additional agreements from time to time with respect to the allocation of taxes not covered by this Agreement.

         Section 10.5 Notices. Every notice, request, statement, or bill or other communication provided for in this Agreement (a "Notice") must be in writing and may be personally served, provided a receipt is obtained, or may be sent by certified mail, return receipt requested, postage prepaid, or may be sent by facsimile, with acknowledgment of receipt requested, to the parties at the following addresses (or such other address as one party may specify by Notice to the other parties):


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

                  (a)      TO:      GM
                                    Chief Tax Officer
                                    General Motors Corporation
                                    300 Renaissance Center
                                    P.O. Box 300
                                    Detroit, Michigan  48265-3000

                      COPY TO:      Jeffrey T. Sheffield, P.C.
                                    Kirkland & Ellis
                                    200 East Randolph Dr.
                                    Chicago, Illinois  60601

                  (b)      TO:      Hughes
                                    Chief Financial Officer
                                    Hughes Electronics Corporation
                                    200 N. Sepulveda Blvd.
                                    El Segundo, California  90245

                      COPY TO:      Marc Silberberg
                                    Weil, Gotshal & Manges, LLP
                                    767 Fifth Avenue
                                    New York, New York  10153

A Notice, which is delivered personally, is given as of the date specified in the written receipt. A Notice sent by certified mail is given on the third Business Day following the date of mailing. A Notice by facsimile is given on the date it is transmitted.

         Section 10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

         Section 10.7 Change in Law. If, due to any change in applicable law or regulation or the interpretation thereof by any court of law or other governing body having jurisdiction, subsequent to the date of the Agreement, performance of any provision of or any transaction contemplated by this Agreement shall become impracticable or impossible, the parties will use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by this Agreement.

         Section 10.8 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware (without reference to choice of law provisions).

         Section 10.9 No Third Party Beneficiaries. This Agreement shall not confer on any person other than the parties hereto any rights or remedies.

         Section 10.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


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

Whenever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation."

                                    * * * * *

         The parties have duly executed this Agreement on the date indicated.

GENERAL MOTORS CORPORATION




By:      /s/ Roger D. Wheeler                      Date: 4-9-03
         --------------------                            ------

Name:    Roger D. Wheeler

Title:   Chief Tax Officer



HUGHES ELECTRONICS CORPORATION





By:      /s/ Michael J. Gaines                     Date: 4-9-03
         --------------------                            ------

Name:    Michael J. Gaines

Title:   Corporate Vice President and
         Chief Financial Officer